EXHIBIT 10.1

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (“Agreement”) is entered into by and between Vincent J. Ciavardini (“Employee”) and UMB Fund Services, Inc. (“UMB”). For purposes of this Agreement, UMB Financial Corporation and each of its subsidiaries is sometimes each individually referred to as a “UMB Entity”. This Agreement was given to Employee by UMB on January 11, 2007 and again on January 31, 2007. In consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1. Termination of Employment: The parties acknowledge and agree that Employee’s employment with UMB ended effective the 11th day of January, 2007. (“the Termination Date”). This Agreement does not affect Employee’s benefits, if any, which were vested under the terms of a UMB fringe benefit plan as of the Termination Date. Employee does not have any work related injuries or illness.

2. UMB’s Consideration: Employee and UMB intend an amicable separation. While not obligated to do so by any law, policy or contract, upon Employee’s agreement to this Agreement and subject to the other terms of this Agreement, UMB agrees to pay Employee the sum of $132,287.17, less any withholdings (e.g., FICA and tax withholding) required to be made by federal, state, or local law. The above sum does not include any amounts to which Employee may be entitled in connection with his unused and accrued paid time off as of the Termination Date, but does include any severance payment(s) to which Employee may be entitled under any one or more severance plans or policies of any UMB Entity contingent upon his execution of this Agreement and the releases and other obligations set forth herein. The above-stated sum shall be paid to Employee in four (4) installments of $26,457.43 each, and one final installment of $26,457.45 (each, an “Installment Payment”), with each respective Installment Payment to be made every two weeks on the day of the week when UMB’s regular wages are paid (each a “Regular Payday”), commencing the first Regular Payday that is fourteen (14) days or more following UMB’s receipt of this Agreement signed by Employee.

Notwithstanding the foregoing undertaking of UMB to make the specified number of Installment Payments, in the event that if at any time after the Termination Date, Associate accepts employment by, or otherwise becomes affiliated with, any business or entity or person or engages in self employment, such that he becomes eligible to receive a salary, commissions or other monetary remuneration in consideration of his work or production or efforts (each such event being referred to as a “Re-employment”), then (irrespective of whether UMB has been notified of same) UMB shall have no further obligation or liability under this Section 2 make any further Installment Payments to Employee (other than to make the “Final Installment Payment” provided for below), and UMB shall be entitled to be reimbursed by Employee for any Installment Payments made by UMB after such Re-employment commenced. For purposes of this Section a “Final Installment Payment” shall be a sum that is equal to fifty percent (50%) of the remaining Installment Payments that would have been payable under this Section after Employee’s

Re-employment had Re-employment not occurred. If UMB made any Installment Payments after Re-employment occurred (whether as a result of being unaware of the occurrence of such Re-employment, or otherwise), then the amounts of such Installment Payments shall be credited against any sum UMB may be required to pay as a Final Installment Payment (with any excess amount being repaid by Employee to UMB). Upon any Re-employment (and upon UMB’s payment of the Final Installment Payment), UMB shall have no obligation to pay any further sums to Associate.

If, Employee is eligible for, and is receiving, health care insurance coverage under UMB’s health coverage plan pursuant to the provisions of the federal continuation of health coverage law known as “COBRA,” (or any applicable state law concerning continuation of health coverage) during the period of time between the Termination Date and the date that UMB makes the final Installment Payment (the “COBRA Period”) then during such COBRA Period, UMB shall contribute to the cost of the premiums for such coverage, an amount equal to the “employer’s portion” then being contributed by UMB for its other employees having the same type of coverage as that enjoyed by Employee , plus the 2% COBRA administrative surcharge. Such contributions shall cease upon the earlier of (a) the date that UMB makes the final Installment Payment, or (b) the date that Employee is no longer eligible for, or no longer receiving, health care insurance coverage under UMB’s health insurance plan.

In addition, upon Employee’s request, UMB will arrange and pay for outplacement services (at the Executive level) to be provided to Employee until the earlier of (a) twelve months from the Termination Date, or (b) the date that Re-employment occurs. The type, level and provider of such outplacement services will be determined by UMB in its sole discretion. UMB shall also pay to Employee, at such time in the first quarter of 2007 as it pays out final awards under the UMB 2006 Short-Term Incentive Plan program to all participants therein, the amount payable to Employee under such program. UMB shall also transfer to Employee, title to the 2002 Cadillac DeVille DTS automobile that he is currently using for business purposes. Employee acknowledges that the value of such automobile will be reported for tax purposes as non-cash compensation, and agrees to pay all income and other taxes that may be associated with the transfer of such automobile to him.

Any tax withholdings or other amounts that UMB is legally required to withhold from the Installment Payments or other sums paid by it to Employee shall be deemed to have been made to Employee for purposes of determining whether UMB has fulfilled its obligations under this Section 2. Employee further acknowledges and agrees that, notwithstanding any withholding by UMB, he shall be solely responsible for the payments of any taxes and/or penalties that may be assessed against him/her on such Installment Payments or other sums.

3. Employee’s Consideration: Employee hereby forever waives, releases, absolves, and discharges UMB and each UMB Entity, and each of its and their predecessors, successors, assigns, affiliates, subsidiaries, agents, officers, employees, directors, and shareholders (collectively, the “Released Parties”) from any and all claims, charges, demands for relief, or causes of action, whether known or unknown, arising from acts or omissions of UMB or any of the other Released Parties, or any of their respective agents, occurring any time on or before the date of Employee’s execution of this Agreement. This release includes but is not limited to any claim under any local, state, or federal employment discrimination statute, including, but not limited to, the Missouri Humans Rights Act, the Kansas City Human Relations Ordinance, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Age Discrimination in Employment Act, the Arizona Civil Rights Act, A.R.S. Section 41-1401 et seq and the Arizona Workers Compensation laws, A.R.S. Section 230-101 et seq., the Colorado Civil Rights Statutes, the Wisconsin employment discrimination acts, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Older Worker Benefits Protection Act, and any and all claims under any other federal, state, or local statute, regulation, constitution, or under any express or implied contract, or under common law or any rule of law, or under any tort theory or cause of action, or under any other legal or equitable theory whatsoever. Employee further agrees that this full and complete release includes the satisfaction of any claim he may have including, but not limited to, personal injuries, emotional distress, lost wages, lost benefits, general damages, liquidated damages, punitive damages, reinstatement, pre-judgment interest, attorneys’ fees, costs, expenses, or any other form of legal or equitable relief. Employee represents that he has not filed any complaints or claims against any of the Released Parties, and agrees that he will not do so at any time hereafter and that, in the event any complaint or claim is filed on his behalf, he will take prompt action to dismiss it with prejudice. However, Employee does not waive the right to: (1) keep any payment made by UMB pursuant to this Agreement (unless Employee revokes or breaches this Agreement, or is otherwise required to repay any portion of such payment pursuant to the provisions of this Agreement); (2) keep any benefit that vested prior to Employee’s termination; (3) elect health care coverage under the federal continuation of health coverage law known as “COBRA,” or under any applicable state law concerning continuation of health coverage, unless he is ineligible for such coverage under such law; (4) receive payment of any unused but accrued paid time off that Employee would otherwise be entitled to as of the Termination Date in accordance with UMB’s paid time off policies; and (5) apply for unemployment compensation benefits following the Termination Date (and UMB agrees that it will not contest any truthful application by Employee for such unemployment compensation benefits if UMB was a base period employer and if Employee is actively seeking work).

4. Service Letter: Employee acknowledges and agrees that he will not request a “service letter” under RSMo. § 290.140, or any other state or local law, or any other writing regarding Employee’s employment with UMB, and Employee further waives any and all legal and/or equitable claims that arise or may arise under any such statutes.

5. Employee May Not Seek Other Employment With any UMB Entity: Employee acknowledges and agrees that he is not entitled to reinstatement to employment with any UMB Entity in any capacity, and Employee forever waives any claim of right and/or entitlement thereto. The parties further acknowledge and agree that Employee will not apply for, solicit, or accept employment with any UMB Entity or any successor to any UMB Entity. In the event that Employee accepts employment with any entity in violation of the foregoing provision, whether or not such violation was intentional, Employee agrees that his employment shall be subject to immediate termination, and Employee further waives any and all legal and or/equitable claims in relation thereto.

6. Confidentiality: Employee represents that he has maintained and agrees that he shall forever maintain the confidentiality of the terms of this Agreement, and Employee will not disclose the terms of this Agreement to any person except to Employee’s attorneys, financial advisors, or as required or compelled by law (and Employee will instruct such persons to keep confidential the terms of this Agreement). Employee acknowledges that compliance with the terms of this paragraph is material to his performance under this Agreement and that any breach or threatened breach by Employee of his obligations under this paragraph may cause UMB to be irreparably harmed for which there is no adequate remedy at law. Accordingly, Employee agrees that, in the event he breaches or threatens to breach any aspect of this paragraph, UMB shall be entitled to injunctive relief in order to prevent the continuation of such harm. Nothing in this Agreement shall be construed to prohibit UMB from also pursuing any other remedy allowed by law. Further, in the event Employee breaches any aspect of this paragraph, Employee agrees to repay to UMB any payments made pursuant to this Agreement as well as all of UMB’s costs and expenses, including reasonable attorney’s fees, incurred by UMB to enforce the terms of this paragraph. Employee further warrants and agrees that: (1) he has not and shall not directly or indirectly use or disclose any trade secrets, information relating to marketing or sales efforts, confidential information, or any data or information regarding any UMB Entity or any UMB Entity’s prospects, customers, customer accounts, transactions, policies or procedures, security procedures, marketing plans, investment plans and strategies, pricing, product development, software, source code, MIS products or procedures, nonpublic financial data, financial forecasts, employment or personnel practices, salaries, employees, benefits, or any other trade secret or confidential information belonging to any UMB Entity; (2) he will immediately return to UMB any computers, data storage devices, Blackberrys, PDA’s, phones, security tokens, files, books, records, documents, computer disks, code, software, customer lists, prospect list, written or electronic materials or notes, or any other documents, materials, or information belonging to any UMB Entity, including all originals and any copies of such materials; and (3) he has otherwise complied with and fulfilled, and shall hereafter comply with and fulfill, all provisions and requirements of the UMB Code of Conduct and Policies, including (without limitation) all provisions set out on Exhibit A attached hereto that purport to apply to him and govern his conduct during periods of time after his termination of UMB employment. Without limitation on the foregoing, Employee expressly agrees (i) that he shall not hereafter use, disclose or permit the disclosure of any “Confidential Information”(as such term is defined in the Code of Conduct and Policies) or any information of the type described in subsection (1) above, to any person or entity for any purpose whatsoever; (ii) that he shall not for a period of one year hereafter, directly or indirectly solicit or induce any associate of any

UMB Entity to terminate his/her employment with such UMB Entity; (iii) that for a period of 90-days hereafter, he shall not directly or indirectly solicit business from, or sell products or services to, any person or entity from whom he solicited business during the 2-year period preceding the date this Agreement was signed by him; and (iv) that for a period of two years hereafter, he will not directly or indirectly solicit business from, or sell products or services to, any person or entity who is or was a customer of any UMB Entity within the 2-year period preceding the date that this Agreement was signed by him and with whom he had contacts or communications during such 2-year period.

7. No Admission Of Liability: Employee and UMB each denies any liability or wrongdoing and agrees that this Agreement does not indicate any wrongdoing or liability. Neither the negotiation nor the execution of this Agreement shall constitute an acknowledgment or admission of guilt, fault, or liability by any party.

8. Entire Agreement: Employee and UMB stipulate that any and all prior agreements, other than any confidentiality, nonsolicitation, and noncompetition agreements that might exist between the parties, that are not embodied in this Agreement are of no force and effect. The parties agree that this Agreement does not in any way diminish or supersede any noncompetition, nonsolicitation, or confidentiality obligations of Employee. No modification of this Agreement shall be valid unless set forth in writing and signed by the parties.

9. Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement and the intent of the parties at the time of its making.

10. Applicable Law: To the extent not governed by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Missouri.

11. Successors: This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as upon their heirs, next of kin, executors, administrators, successors, and assigns.

12. Arbitration: Any claim of a breach of this Agreement or that this Agreement is not enforceable to any extent will be resolved only in arbitration before a single arbitrator and not in any court provided, however, that Employee and UMB may obtain injunctive relief in court. The arbitration procedures shall be under the Missouri Arbitration Act or, if it is no longer in existence, the Uniform Arbitration Act. Each party shall pay one-half of the arbitrator’s fees and expenses. Any claim is permanently waived unless written notice of the basis of the claim is provided to the other party within 180 days after the claiming party first knew of the existence of the general facts underlying the claim. All arbitration hearings must commence within 90 days after the written notice of the claim. The arbitrator’s authority is only to apply the terms of this Agreement. This Agreement will be interpreted and enforced only under the laws of Missouri.

13. Acknowledgments: Employee hereby acknowledges and agrees:

ADEA Waiver. Employee acknowledges and agrees that by entering into this Agreement, he is, among other things, waiving any and all rights that he may have arising from the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

(a)	Employee is entering this Agreement voluntarily.

(b)	Employee understands and agrees that, by signing this Agreement, he is giving up any right to file legal proceedings against the any UMB Entity arising before the date of the Agreement. Employee is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed.

(c)	In return for this Agreement, Employee will receive compensation in addition to that which he was already entitled to receive before entering this Agreement.

(d)	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

(e)	Employee understands that he has had at least 21 days from January 31, 2007, the day he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. Employee further acknowledges that if he signs this Agreement before the end of the 21 day period, it will be his personal, voluntary decision to do so and he has not been pressured to make a decision sooner.

(f)	Right to rescind. Employee further understands that he may rescind (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it. Employee agrees that the rescission must be in writing and hand-delivered or mailed to UMB. If mailed, the rescission must be postmarked within the seven (7) day period, properly addressed to UMB Bank, N.A., ATTN: Shannon Johnson; and sent by certified mail, return receipt requested.

(g)	THAT EMPLOYEE SIGNS THIS AGREEMENT AS HIS OWN FREE ACT AND DEED, WITHOUT ANY COERCION OR DURESS, AND THAT EMPLOYEE HEREBY RELEASES THE RIGHTS (INCLUDING ANY RIGHT TO SUE) AND CLAIMS AS SET FORTH ABOVE IN EXCHANGE FOR THE PAYMENT REFERRED TO ABOVE, WHICH EMPLOYEE ACKNOWLEDGES AND AGREES ARE NOT A PAYMENT OR BENEFIT TO WHICH EMPLOYEE IS ALREADY ENTITLED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated.

This agreement contains a mandatory Arbitration provision.

/s/ Vincent J. Ciavardini

Date:
Employee’s Signature

UMB Bank

By:	/s/ Shannon A. Johnson	Date:
Shannon A. Johnson, VP/OE Business Partner